Exhibit 10.154
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made [with Effective Date of March 10, 2011] by and between Frederic Cumenal (“Employee” or “FC”), Tiffany and Company, a New York corporation (“Employer”) and Tiffany & Co., a Delaware corporation whose shares are traded on The New York Stock Exchange (“Parent”).
WITNESSETH:
WHEREAS, Employer is a wholly-owned subsidiary of Parent;
WHEREAS, the terms of this Agreement have been approved by the Compensation Committee (the “Compensation Committee”) of Parent’s board of directors (the “Parent Board”);
WHEREAS, Employer wishes to employ FC as a senior officer of Employer and Parent with the title of Executive Vice President and with responsibility for the retail and trade operations of Tiffany Affiliates that sell and otherwise distribute TIFFANY & CO. brand products in all markets other than those in North and South America (“Tiffany International Operations”); and
WHEREAS, Employee is capable of and willing to provide services in the foregoing capacities and to relocate his abode, family and place of employment from France to the United States;
NOW, THEREFORE, in consideration of the above premises, the mutual covenants herein contained, the Definitional Appendix attached as Schedule I and incorporated herein, and for the consideration set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1. Contingent Nature. Employer and Employee agree and acknowledge that the Commencement Date (as defined below) is wholly contingent upon:
(a) Employee’s satisfactory completion of a drug-screening test and other background checks required of all new hires of Employer;
(b) Employee’s procurement of proper authorization to work in the United States (in respect to which Employer will provide assistance and meet related costs as set out in this Agreement); and
(c) Employee’s written representation that he will be able to begin employment with Employer as of the Commencement Date and that, except for such covenants set forth in Schedule 1(c) attached, he is not otherwise subject to any covenants against competition or similar covenants that would limit or restrict his employment with Employer under this Agreement.

Should the conditions described in this Section 1 not be met to Employer’s reasonable satisfaction by June 15, 2011, this Agreement shall be null and void with no obligations, duties or rights outstanding to any party provided that Employer, in its sole discretion, may waive in writing any one or more of conditions (a), (b) and (c).
2. Employment. Employer agrees to employ FC, and FC agrees to remain in the employ of Employer, during the Term (as defined below) and on the other terms and conditions set forth herein. Employee shall work primarily at Employer’s corporate headquarters in New York City subject to reasonable business travel as required to fulfill his duties under this Agreement.
3. Term.
(a) Subject to Section 1 above, the term of this Agreement shall commence within ten (10) business days after the later of (i) Employee obtaining authorization to work in the United States; and (ii) Employee being released from employment or any non-compete obligations to any other employer (except as set forth in Schedule 1(c) attached) (the “Commencement Date”) and shall terminate at the close of business on the third anniversary of the Commencement Date (such period, the “Initial Term”). The term of this Agreement shall be automatically extended for successive one-year periods from and after the end of the Initial Term (each an “Extension Period”); provided, however, that either Employer or Employee may elect not to extend this Agreement by giving written notice to the other party at least 120 days prior to the end of the Initial Term or any succeeding Extension Period. Notwithstanding the foregoing, this Agreement and Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Commencement Date and the termination of Employee’s employment hereunder shall be referred to herein as the “Term”.
(b) In the event that a Change in Control should occur during the Initial Term at such time that the Initial Term has less than two years to run or during any Extension Period, Employee’s period of employment under this Agreement shall be automatically extended through the second anniversary of such Change in Control.
(c) Unless otherwise instructed, Employee shall report to work in New York City and the Commencement Date shall not be deemed to have occurred unless he has done so.
(d) No party to this Agreement shall make any public announcement of this Agreement or of FC’s employment hereunder, and neither Employer nor Parent, shall make any internal announcement of this Agreement or of FC’s employment hereunder to the employees of any Tiffany Affiliate, unless and until the Commencement Date has occurred. The forgoing sentence shall not prevent Employer or Parent from conducting confidential discussions concerning this Agreement and FC’s employment hereunder with officers of Parent and with employees of Tiffany Affiliates concerned with Tiffany International Operations. Prior to the Commencement Date Employer shall prepare and FC shall have an opportunity to review and comment upon the text of a press release announcing FC’s employment with Employer.

4. Positions and Responsibilities.
(a) Except as set forth herein, throughout the Term, FC agrees to remain in the employ of Employer, and Employer agrees to employ FC, as and with the title of “Executive Vice President”. Employee shall report directly to the chief executive officer of the Parent (the “CEO”), to the chair of the Parent Board or to both the CEO and such chair.
(b) Employee’s primary job responsibility shall be to manage Employer International Operations.
(c) Employee shall serve as a director and officer of Employer and as an executive officer of Parent (although, for the avoidance of doubt, Employee shall not serve as a director or employee of Parent). As an officer of Parent, Employee shall be subject to Section 16 of the Exchange Act. Employee acknowledges his reporting responsibilities (which reports shall be prepared and filed on behalf of Employee by Parent or its counsel at Parent’s sole expense) and his potential liability for “short-swing” trading in Parent’s securities under said Section 16.
(d) In addition to performing his primary job responsibility, Employee shall participate in worldwide strategic planning for the Tiffany Affiliated Group.
(e) Employee shall, at the request of the CEO or the Parent Board, serve as a director, an officer or both a director and an officer of various Tiffany Affiliates, including Tiffany Affiliates that are engaged in Tiffany International Operations and those which are not. For the avoidance of doubt, no Tiffany Affiliate, other than Employer or Parent, shall compensate Employee for his service as a director or officer of any Tiffany Affiliate and Employee’s compensation for such services is included in the compensation provided for in this Agreement.
(f) During the Term Employee shall serve the Tiffany Affiliated Group on an exclusive basis and shall devote substantially all his business time, attention, skill and efforts to the advancement of the business and interests of the Tiffany Affiliated Group and to the discharge of Employee’s duties and responsibilities hereunder; provided, however, that nothing herein shall preclude Employee:
(i) from managing Employee’s and his family’s personal investments;
(ii) from serving in any capacity with respect to any civic, educational, professional or charitable organization; or
(iii) subject to the prior approval of the Parent Board, which may be unreasonably withheld, from serving on any board of directors of any for-profit company;
provided that any such activities, individually or in the aggregate, do not create a conflict of interest, interfere with the performance of Employee’s duties hereunder or conflict with Section 10.

5. Compensation. For all services rendered by Employee to the Tiffany Affiliated Group in any capacity during the Term, and for his covenants and agreements hereunder, including those with respect to confidential and proprietary information set forth in Section 9 and the restrictive covenants set forth in Section 10, Employee shall be entitled to the following:
(a) Base Salary. During the Term Employer shall pay Employee a “Base Salary” at the annual rate of $850,000 in bi-weekly installments in accordance with Employer’s usual payroll practices. The Base Salary shall be subject to increase in the Compensation Committee’s sole discretion, but shall not be decreased.
(b) Incentive Awards.
(i) Employee shall be eligible to earn annual cash incentive awards (“Incentive Awards”) during the Term as described in this Section 5(b).
(ii) Incentive Awards will be paid, if at all, under the Employee Incentive Plan. All awards made under the Employee Incentive Plan are controlled (A) by the terms of the Employee Incentive Plan and (B) by the terms of the individual Incentive Award, which terms shall govern in the event of any conflict with the terms of this Agreement.
(iii) Incentive Awards will be paid, if at all, on the basis of Performance Goals achieved in respect of a Fiscal Year.
(iv) The maximum Incentive Award established for Employee by the Compensation Committee for each Fiscal Year will be in excess of the Target Incentive Award referred to in Section 5(b) (v) below.
(v) During the Term but subject to Sections 5(b) (vi) and 5(b) (vii) below, Employee’s target Incentive Award for each Fiscal Year shall be $595,000 (the “Target Incentive Award”). The Target Incentive Award shall be subject to increases in the Compensation Committee’s sole discretion (but shall not be decreased).
(vi) The amount actually paid as an Incentive Award for any Fiscal Year may be higher or lower than the Target Incentive Award. If a Performance Goal is achieved, the Compensation Committee is allowed to pay the maximum Incentive Award but retains the discretion to reduce the Incentive Award below the maximum; this discretion includes the discretion to reduce the Incentive Award below the Target Incentive Award and the discretion to pay no Incentive Award in respect of the Fiscal Year in question. Payment of the Incentive Award, if any, shall be made during the calendar year in which the applicable Fiscal Year ends.
(vii) In the event the Commencement Date does not occur on or before May 2, 2011 Employee’s Target Incentive Award for the Fiscal Year ending

January 31, 2012 shall be reduced on a pro rata basis by multiplying the Target Incentive Award by a fraction, the numerator of which is the number of days during such Fiscal Year that Employee is employed by Employer and the denominator of which is 365; provided, however that if the Commencement Date does not occur on or before October 31, 2011 then Employee’s Target Incentive Award for such Fiscal Year shall be nil.
(viii) For each Incentive Award for which Employee is eligible, Employee shall be required to sign a written award agreement acknowledging the Performance Goals established, the maximum Incentive Award and the Compensation Committee’s discretion, as described in Section 5(b)(vi) above.
(c) Benefits.
(i) Except as stated in Sections 5(c) (ii) and (iii) below, during the Term and subject to any contribution therefore generally required of executives of Employer, Employee shall be entitled to participate in all Employer health care, insurance, disability, retirement, and other employee benefit plans in effect from time to time on the same basis as such benefits are generally made available to other executives of Employer at the level of “Executive Vice President” and to their dependents. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies as determined by Employer or Parent, and the direction of any administrative or other committee contemplated by such plan. Employer or Parent may alter, modify, add to or delete its employee benefit plans and equity compensation plans and their respective terms at any time as, in its sole discretion and judgment, it determines to be appropriate, subject to the terms and conditions of such plans. For the avoidance of doubt Employer’s contributions to the life insurance policy referenced in Section 5(c)(iii) below is in lieu of Employee’s participation in life insurance benefit offered to employees below the level of “Senior Vice President”.
(ii) Employee is not eligible to participate in any Defined Benefit Pension Plan because such plans have been closed to new employees of Employer.
(iii) During the Term, Employer will pay a maximum of $150,000 per calendar year (inclusive of withholding taxes on any premium payments made) towards the premium on a whole-life policy owned by Employee and insuring Employee’s life in accordance with Employer’s executive officer life insurance program, a summary of which is incorporated by reference from Exhibit 10.137 to the Parent’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2009. Employer may pay less than the maximum stated above if the funding assumptions set forth in such summary may be attained by payment of a lesser amount. Employer will assist Employee in the procurement of a policy that is consistent with the referenced funding assumptions. For the avoidance of doubt Employer’s obligation to make the payments contemplated in this Section 5(c) (iii) may be discontinued during the

Term if the Compensation Committee in its discretion discontinues the executive officer life insurance program for all executive officers.
(d) Equity Awards.
(i) Time-Vested Restricted Stock Unit Grant. Prior to, and to be effective on, the Commencement Date (which will be deemed the “grant date” for this grant), the Compensation Committee will approve a grant to Employee, as a one-time award, of restricted stock units (the “Time Based RSUs”) convertible into shares of Parent’s Common Stock, $.01 par value (“Common Stock”). The Time Based RSUs shall have a total grant date value of $1,700,000. The Time Based RSUs shall be granted pursuant to the terms attached as Exhibit 5(d)(i). The number of shares of Common Stock underlying the Time Based RSUs shall be determined by dividing the grant date value by the Grant Date Market Price.
(ii) Time Vested Option Grant. Prior to, and to be effective on, the Commencement Date (which will be deemed the “grant date” for this grant), the Compensation Committee will approve a grant to Employee of an option (the “Sign-On Option”) to purchase shares of the Common Stock. The per-share value of the shares of Common Stock subject to the Sign-On Option shall be determined by the Black-Scholes pricing model; on this basis the total grant date value of the shares of Common Stock underlying the Sign-On Option shall be equal to $850,000. The “strike price” (option exercise price) will be the grant date Market Price. The Sign-On Option shall be granted pursuant to the terms attached as Exhibit 5(d)(ii). For the avoidance of doubt, unless otherwise determined by the Compensation Committee, the Sign-On Option grant shall be the only grant of stock options made to Employee in calendar years 2010 or 2011.
(iii) Performance-Based Restricted Stock Unit Grant. At the meeting during which it approves grants of performance-based restricted stock units convertible into shares of Common Stock for other executive officers of Employer for the three-year performance period ending January 31, 2014 (the “2014 Performance Period”), the Compensation Committee will grant Employee, such grant to be effective on the Commencement Date if such meeting occurs prior thereto, performance-based restricted stock units which shall be convertible into a number of shares of Common Stock having the total grant date value of $850,000 and which shall otherwise be subject to the same terms as those granted to other executive officers of Employer for the 2014 Performance Period (the “2014 LTIP”). The number of shares of Common Stock underlying the 2014 LTIP shall be determined by dividing the grant value of the shares of Common Stock by the Grant Date Market Price. Conditions to this Grant: (A) this grant will not be made unless the Commencement Date occurs on or before May 2, 2011; and (B) this grant will not be made unless grants of performance-based restricted stock units for the 2014 Performance Period are made to other executive officers of Employer.

(iv) Should Employee breach his obligations under Sections 10 (a)(i), (ii) or (iv) below, Employee shall:
(A) Forfeit and lose all rights under any Equity Award, whether or not such Equity Award shall have vested, and such Equity Award shall thereupon become null and void; and
(B) Immediately pay to Employer the Proceeds of Equity Award for (i) each grant of stock option or stock appreciation right that was exercised and (ii) each grant of restricted stock or stock units that has vested, in both cases (i) and (ii), within the following period (the “Claw-back Period”): the period beginning 180 days prior to Employee’s Termination Date and ending upon the first to occur of the following: (a) the 18-month anniversary of Employee’s Termination Date; (b) a Change in Control; or (c) Employee’s 60th birthday, provided that in no circumstance shall the Claw-back Period end less than six months after Employee’s Termination Date.
For the purposes of this Section 5(d) (iv) only, the defined term “Change in Control” shall be deemed to include any event or circumstance that is defined to be a Change in Control in the standard covenants which employees of Employer at the level of vice president are required to sign as a condition to receiving or keeping in effect an Equity Award as of the Commencement Date.
(v) For the purposes of this Agreement, any grant made as anticipated in Sections 5 (d) (i) —(iii) above or any other grant of stock, stock options or items convertible into stock made under the Employee Incentive Plan shall be referred to as an “Equity Award”. For the avoidance of doubt, any Equity Award granted whose grant date is deemed to be the Commencement Date shall be deemed void and of no force or effect if the Commencement Date does not occur.
(vi) Employee acknowledges receipt of the Share Ownership Policy for Executive Officers and Directors attached as Exhibit 5(d)(vi) to which he is subject.
(vii) In Fiscal Years that commence during the Term, Employee will be considered by the Compensation Committee for additional Equity Awards on the same basis that the Compensation Committee considers Equity Awards to other officers of Employer that have the title “Executive Vice President”.
(e) Special Cash Payment. Within thirty (30) days of the Commencement Date, if the Commencement Date occurs, Employer will make the following one-time payment to Employee as an inducement for Employee to enter into this Agreement, resign his present employment and relocate to New York from France; this payment is a gross amount, subject to tax withholding where applicable, and Employer will not “gross-up” or otherwise satisfy the taxes on these payments; such taxes shall be Employee’s responsibility: a lump-sum payment of

$650,000 in lieu of reimbursement of relocation expenses, it being understood that this payment is intended to account for the cost of shipment of household goods; home-hunting expenses; home-finding services; temporary housing; losses on car-sales; pet relocation; and miscellaneous relocation expenditures. For the avoidance of doubt, Employer’s relocation reimbursement policies and practices will not apply to Employee because this lump-sum payment has been made in lieu thereof and, except as provided in Section 6(c) below, Employee shall not be obligated to reimburse Employer in the event that his relocation expenses are less than the amount of such payment.
(f) Special Retirement Account. In addition to participation in defined contribution retirement savings programs covered by Section 5(c) (i) above, Employee will be provided the retirement benefit described in this Section 5(c) (f).
(i) For the purposes of this Section 5(c) (f), the term “Special Account” refers to a liability account to be maintained on the books of Employer. Employer shall be the debtor on the Special Account and Employee shall be the creditor. The Special Account shall not be funded or held in trust by any third person and shall be subject to the claims of Employer’s general creditors; provided that upon the occurrence of a Change in Control, the Special Account and all amounts held therein shall be transferred promptly to a “Rabbi Trust” arrangement to be held in trust by an independent third party trustee, subject to the claims of Employer’s general creditors, and any subsequent contributions and credits to the Special Account shall be made to such trust arrangement.
(ii) Provided that Employee remains employed by Employer on January 31, 2012, Employer will credit the Special Account with the sum of $365,000 effective on that date; provided such Annual Credit Amount shall be increased on January 31, 2012 and each anniversary of that date thereafter (but not decreased once increased) by an amount necessary to adjust for any increase in COLA during the immediate prior year (as so adjusted the “Annual Credit Amount”). On January 31 of each year thereafter, provided that Employee remains employed by Employer on such date, Employer will credit the Special Account with the Annual Credit Amount. Subject to the foregoing conditions, such annual credits will be made for a period of up to ten years and thereafter no further credits will be made pursuant to this Section 5(f) (ii). For the avoidance of doubt, Employer’s obligation under this Section 5(f) (ii) shall continue after the expiration of the Term.
(iii) For so long as any balance remains in the Special Account, on January 31, 2012 and on each January 31 thereafter (each an “Interest Credit Date”) Employer will credit interest on the balance in the Special Account at the Interest Rate. For this purpose, the term “Interest Rate” means the annual coupon rate payable on 10-year U.S. treasury notes for notes issued in the most recent auction of such notes completed prior to the Interest Credit Date in question. Interest shall be compounded annually.

(iv) Employee shall have no vested or other interest in amounts credited to the Special Account unless and until the Vest Date occurs. For this purpose, the term “Vest Date” shall mean the earliest to occur of the following: (A) the termination of Employee’s employment with Employer by reason of death or disability, or, in the case of termination by Employee, for Good Reason, or, in the case of termination by Employer, without Cause; or (B) the expiration of the Initial Term. If the Vesting Date has not occurred and Employee’s employment terminates by reason of voluntary resignation by Employee without Good Reason or Termination by Employer with Cause, Employee shall have no interest in the Special Account and no right to any payment from the Special Account.
(v) If Employee’s employment with Employer terminates for any reason on or after the expiration of the Initial Term, Employer will pay to Employee the entire balance in the Special Account, including the additional interest credited on subsequent Interest Credit Dates, in ten installments. The first such payment shall be made on the 30th day following the one-year anniversary of Employee’s Termination Date and subsequent payments will be made on the 30th day following each of the following nine anniversary dates. Payments shall be made in the following fractions of the balance in the Special Account as of each anniversary date:
•	Payment One: 1/10

•	Payment Two: 1/9

•	Payment Three: 1/8

•	Payment Four: 1/7

•	Payment Five: 1/6

•	Payment Six: 1/5

•	Payment Seven: 1/4

•	Payment Eight: 1/3

•	Payment Nine: 1/2

•	Payment Ten: 1/1 (100% of the balance).
(vi) If Employee’s employment with Employer terminates by reason of death or disability, or, in the case of termination by Employee, for Good Reason, or, in the case of termination by Employer, without Cause, prior to the expiration of the Initial Term, Employer will pay to Employee or, if Employee is deceased, to his estate, the entire balance in the Special Account in a single lump sum installment as soon as practicable provided that the timing of such payment may be delayed pursuant to the provisions of Section 8(f) below.
(vii) For the purposes of this Section 5(f), the terms “Cause”, “Good Reason” and “disability” are defined in Section 7 below.
(g) Participation in French Pension Schemes. In order to maintain and to further constitute Employee’s rights to pension benefits under French social security and complementary pension schemes, Employee shall be affiliated during the Term to the following French institutions:
(i) for the social security pension: Caisse des français de l’étranger (CFE), located at 12, rue de la Boétie — 75008 Paris — France; and
(ii) for the complementary pension: CRE-IRCAFEX, located at 5, rue de Dunkerque — 75477 Paris cedex 10 — France.
Employer agrees to make, on Employee’s behalf, contributions to these French institutions based on the Base Salary of Employee, capped at the maximum amount taken into account by the CRE-IRCAFEX to calculate the contributions. For the avoidance of doubt, the salary to be taken into account for these purposes will be capped at the upper amount of the “C ceiling” (i.e., tranche C), that is 276,960 Euros in 2010. This amount will be revised to take into account the Commencement Date under this Agreement.
(h) Tax Withholding. All payments to be made by Employer under this Agreement shall be subject to the withholding of such amounts as Employer may determine it is required to withhold under the laws or regulations of any governmental authority, whether foreign, federal, state or local. To the extent that Employee acquires a right to receive payments from Employer under this Agreement, such right shall be no greater (except as otherwise required by law) than the right of an unsecured general creditor of Employer. All payments to be made hereunder shall be paid from the general funds of Employer and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of any amount hereunder.
6. Reimbursable or Employer-Paid Expenses.
(a) Employee will be entitled to reimbursement or direct payment of the expenses described in this Section 6. If the Commencement Date fails to occur through the fault of Employee, then Employee shall promptly reimburse Employer for all expenditures made by it under Section 6 (ii) below.
(i) Tax Consultation: Employer will provide or reimburse income tax preparation assistance to Employee for the calendar year in which the Commencement Date occurs and the subsequent calendar year, in each case taking into account Employee’s dual U.S./France tax issues. To the extent expenses incurred by Employee and described in this Section 6(a) (i) exceed in total $30,000, Employer shall not reimburse or bear such excess amounts, and Employee shall remain solely responsible for any amounts incurred in excess of $30,000.
(ii) Work Authorization: Employer will make the appropriate application to obtain work authorization for Employee and will pay related expenses, or reimburse Employee for any Employer pre-authorized reasonable expenses that he may incur directly. In seeking work authorization Employee shall use the firm of Proskauer Rose LLP.

(iii) Legal Review of Agreement: Employer shall pay for the legal costs incurred by Employee to engage U.S. and French legal counsel, as necessary, to review and finalize this Agreement and any related documents.
(b) Expense payment and reimbursement available under this Section 6 shall be available upon satisfaction of Employer’s reasonable substantiation and document requirements, and shall in each case be reimbursed to Employee or paid directly by Employer within thirty (30) calendar days of receipt of such documentation. All expense reimbursements under item Section 6 (a) (i) must be submitted within twenty-four (24) months of the Commencement Date. Reimbursement of expenses incurred or submitted outside of these guidelines will be reimbursed at Employer’s discretion.
(c) In the event Employee voluntarily resigns without Good Reason within eighteen (18) months of the Commencement Date, Employee will promptly repay to the Company $250,000. Employee hereby gives the Company an express lien on all salaries, wages and other sums payable to Employee by the Company for the purposes of securing Company for the payment of any amount which may become due from Employee under this paragraph. Employee hereby expressly authorizes the Company to deduct said amount from any sums payable to Employee under Sections 5, 6, 8, and 10(c) to the extent permitted by applicable law and to the extent such amounts do not constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder (collectively “Code Section 409A”). For the avoidance of doubt, the Employee shall not be required to repay any sums in the event that he terminates his employment for Good Reason.
7. Termination of Employment.
(a) Disability of Employee.
(i) Parent Board may terminate the Term if Parent Board has determined, after due consideration of an opinion of a qualified physician: that Employee has become disabled because of a mental or physical illness or incapacity; that Employee remains so disabled; and that the nature of Employee’s disability is such that Employee is unable to perform, on a full-time basis, services of the character contemplated by this Agreement.
(ii) The Parent Board may not make such determination in (i) above unless and until Employee shall have, because of a mental or physical illness or incapacity, failed to render for 120 or more successive days or for shorter periods aggregating 120 days or more during any 365-day period (with or without reasonable accommodation) services of the character contemplated by this Agreement.
(iii) When the Parent Board has made each of the determinations set forth in (i) above, the Term shall be deemed to have been terminated effective as of the last day of the calendar month in which a Parent Board resolution evidencing such determination is adopted.

(iv) In the event of such termination, Employer shall pay or provide to Employee the following: (A) the portion of his Base Salary accrued but unpaid through the effective date of termination, (to be paid in accordance with Employer’s usual payroll practices); (B) outstanding but unreimbursed expenses incurred pursuant to Section 6 and Section 11 (to be paid in accordance with Sections 6, 11 and 15(d), as applicable); (C) payment for accrued but untaken vacation (to be paid within 15 business days of such termination); and (D) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of Employer applicable to employees in general (exclusive of amounts or benefits to which Employee is entitled solely by virtue of the other provisions of this Agreement), which shall be paid or provided in accordance with applicable law or the terms of the applicable plan, program, policy or practice ((A)-(D) collectively, the “Accrued Amounts”).
(v) Except for the payments specified in (iv) above and (viii) below, and payments, if any, to which Employee is entitled under disability insurance, Employee shall not be entitled to receive any other compensation or remuneration hereunder at the time of or based on his termination for disability.
(vi) Nothing stated in this Section 7(a) shall be construed to permit Employer to withhold salary or benefits during any period prior to an employment termination permitted by this Section 7(a).
(vii) Nothing stated in this Section 7(a) shall be deemed to limit or otherwise preclude any right by Employee to challenge the aforesaid determination of the Parent Board.
(viii) If the Term is terminated under this Section 7(a) or under Section 7(b) below, then (A) in respect of the Fiscal Year completed immediately prior to termination, Employee shall be paid an Incentive Award when such Incentive Award would otherwise have been paid had Employee remained employed in the same amount, if any, that would have been paid had Employee remained in employment on such payment date and (B) in respect of a Fiscal Year uncompleted as of termination, Employee shall be paid an Incentive Award when such Incentive Award would otherwise have been paid had Employee remained in employment on such payment date in the same amount, if any, that would have been paid based on actual performance of the applicable Performance Goals had Employee remained in employment on such payment date, but such award shall be paid pro rata (based on the number of days employed in the Fiscal Year of termination).
(ix) For the further avoidance of doubt, if the Term is terminated under this Section 7(a), Employees rights under any Equity Award shall be determined by the terms of such Equity Award.
(b) Death of Employee. The Term shall terminate effective immediately upon the death of Employee. Upon such termination, Employer shall pay or provide to the estate of

Employee the Accrued Amounts and any other amounts or benefits to which such estate is entitled by law and the payments, if any, determined under Sections 5(f) and 7(a) (viii) above. Except for such payments, the estate of Employee shall not be entitled to receive any other compensation or remuneration hereunder at the time of or based on the death of Employee other than life insurance proceeds. For the further avoidance of doubt, if the Term is terminated under this Section 7(b), the rights of Employee’s estate under any Equity Award shall be determined by the terms of such Equity Award.
(c) By Employer With Cause. Parent Board may terminate the Term and Employee’s Employment with Cause, as defined below. In the event that Parent Board determines in good faith that grounds exist to terminate the Term early with Cause, the Parent Board shall provide written notice to Employee specifying in reasonable detail the actions, omissions or events supporting such determination. At the request of Employee, the Parent Board shall meet with Employee no later than 15 business days after Employee’s receipt of such notice at which meeting Employee may, with assistance of counsel or other representation, present evidence to refute or mitigate such alleged actions, omissions or events and/or make a proposal to cure such breach or violation. Within five business days after such meeting, the Parent Board shall furnish a written statement to Employee that such determination has either been confirmed or rescinded. Nothing stated in this Section 7(c) shall be deemed to limit or otherwise preclude any right by Employee to challenge the aforesaid determination of the Parent Board. Upon such termination, Employer shall pay or provide to Employee the Accrued Amounts and, except for such payments, Employer shall not be required to pay any further compensation to Employee, including any portion of any unpaid Incentive Award. For the further avoidance of doubt, if the Term is terminated under this Section 7(c), Employee’s rights under any Equity Award shall be determined by the terms of such Equity Award. The provisions of the foregoing sentence shall be in addition to, and not in lieu of, any other rights and remedies Employer may have at law or in equity or under any other provision of this Agreement in respect of such termination of employment or the actions, omissions or events underlying such termination. Employee and Employer agree that the following events shall constitute “Cause”:
(i) Employee’s conviction or plea of nolo contendere to a felony or any other crime involving moral turpitude which would tend to subject Employer, Parent or any Tiffany Affiliate to public criticism or to materially interfere with Employee’s continued service to Employer or Parent;
(ii) Employee’s willful and material violation of Employer’s Business Conduct Policy — Worldwide, as it may be amended from time to time;
(iii) Employee’s willful failure, or willful refusal to attempt, to perform substantially all such proper and achievable directives issued by the CEO or the Parent Board (other than any such failure resulting from incapacity due to physical or mental illness, or any such refusal made in good faith because Employee believes such directives to be illegal, unethical or immoral) after a written demand for substantial performance is delivered to Employee on behalf of Employer, which demand specifically identifies the manner in which Employee has not substantially performed his duties, and which performance is not substantially corrected by Employee within ten (10) business days of receipt of such demand;
(iv) Employee’s fraud or theft with regard to Parent or any Tiffany Affiliate;
(v) Employee’s willful failure to reasonably cooperate in any investigation of alleged misconduct by Employee or by any other employee of Parent, Employer or any Tiffany Affiliate;
(vi) Employee’s willful and material breach of any of the covenants set forth in Section 9 or Section 10;
(vii) Employee’s alcoholism or illicit drug use that materially interferes with Employee’s job performance or his ability to perform his services hereunder or that has a material adverse effect on the reputation of Employer, Parent or any Tiffany Affiliate or their respective products, trademarks or goodwill.
No act or failure to act on Employee’s part will be considered “willful” for the purposes of this Section 7(c) unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interests of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Parent Board at a meeting called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Parent Board), finding that, in the good faith opinion of the Parent Board, Cause exists as set forth above.
(d) By Employer without Cause. The Term and Employee’s employment hereunder may be terminated by Employer without Cause on thirty (30) days’ written notice or payment in lieu thereof. For the avoidance of doubt, if the Term is terminated under this Section 7(d), Employee’s rights under any Equity Award shall be determined by the terms of such Equity Award.
(e) By Employee without Good Reason. The Term and Employee’s employment hereunder may be terminated by Employee without Good Reason (as defined below) on ninety (90) days’ written notice. Upon such termination, Employer shall pay or provide to Employee the Accrued Amounts. Except for such payments, Employer shall not be required to pay any further compensation to Employee. For the avoidance of doubt, if the Term is terminated under this Section 7(e), Employee’s rights under any Equity Award shall be determined by the terms of such Equity Award.
(f) By Employee for Good Reason. The Term and Employee’s employment hereunder may be terminated by Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one or more of the following actions taken without Employee’s consent:

(i) a material adverse change in Employee’s duties, authority or responsibilities;
(ii) a material adverse change in Employee’s reporting responsibility;
(iii) a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement or any other agreement between Employer or Parent and Employee;
(iv) any other action or inaction that constitutes a material breach by Employer or Parent of this Agreement or any other agreement between Employee and Employer (for this purpose, a “material breach” by Employer or Parent shall include any reduction in Employee’s Base Salary or in his Target Incentive Award (but, for the avoidance of doubt, any actual pay-out of an Incentive Award for a given Fiscal Year which is less than the Target Incentive Award shall not constitute Good Reason, provided that such lower pay-out is based upon the failure to meet Performance Goals or a good faith determination by the Compensation Committee that Parent’s financial performance or Employee’s personal performance did not warrant a pay-out equal to or greater than the Target Incentive Award));
(v) Parent’s failure to comply with the terms of any Equity Award or failure to grant any of the Equity Awards provided for under Section 6 (d);
(vi) Employer requires Employee to be based at an office or location other than one located in New York, New York;
(vii) The expiration of the Term following an election by Employer not to extend the Term in accordance with Section 3 (a)
Notwithstanding any provision in this Agreement to the contrary, termination of employment by Employee will not be for Good Reason unless (y) Employee notifies Employer in writing of the existence of the condition which Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition, and (z) Employer fails to remedy such condition within thirty (30) days after the date on which it receives such notice, provided that Employee’s right to terminate under Section 7 (f) (vii) must be exercised within ninety (90) days following the expiration of Term as set forth in Section 7 (f) (vii).
(g) Non-Renewal by Employer. A termination of Employee’s employment by Employer without Cause within one year following the expiration of the Term following an election by Employer not to extend the Term in accordance with Section 3(a) shall be treated for all purposes hereunder as a termination by Employer under Section 7(d).
8. Severance Obligations.
(a) In the event the employment of Employee is terminated during the Term pursuant to Sections 7(d) or 7(f), Employer shall pay or provide to Employee the Accrued

Amounts and Employee’s severance damages will be limited to the following if a Change in Control has not occurred prior to the effective date of such termination:
(i) a lump sum equal to the sum of the following, paid as soon as practicable, but in no event later than the 60th day following the date of termination of the Term:
(A) Base Salary that would have been payable for the balance of the Term, with a minimum amount equal to 100% of annual Base Salary and up to maximum amount equal to 200% of annual Base Salary; plus
(B) the actual Incentive Award for the last completed Fiscal Year prior to termination, as determined by the Compensation Committee, if such Incentive Award remains unpaid; plus
(C) $605,000 (provided that the aforesaid amount shall be increased on January 31, 2012 and each anniversary of that date thereafter (but not decreased once increased) by an amount necessary to adjust for any increase in COLA during the immediate prior year).
(ii) Subject to Section 8(e), Employer shall maintain in full force and effect all insured and self-insured employee medical and dental welfare benefit plans in which Employee was entitled to participate immediately prior to termination, for the continued benefit of Employee and his eligible dependents for a maximum period of one (1) year following the date of termination.
(b) In the event the employment of Employee is terminated during the Term pursuant to Sections 7(d) or 7(f), Employer shall pay or provide to Employee the Accrued Amounts and Employee’s severance damages will be limited to a lump sum equal to the sum of the following if a Change in Control has occurred prior to the effective date of such termination:
(i) a lump sum equal to the sum of the following, paid as soon as practicable, but in no event later than the 10th day following the date of termination of the Term:
(A) 200% of Base Salary; plus
(B) the actual Incentive Award for the last completed Fiscal Year prior to termination, as determined by the Compensation Committee, if such Incentive Award remains unpaid; plus
(C) 200% of the amount stated in Section 8(a)(i)(C) above, as adjusted for COLA.
(ii) Subject to Section 8(e), Employer shall maintain in full force and effect all insured and self-insured employee medical and dental welfare benefit plans in which Employee was entitled to participate immediately prior to termination, for the continued benefit of Employee and his eligible dependents for a maximum period of two (2) years following the date of termination.
(c) For the further avoidance of doubt, if the Term is terminated pursuant to Section 7(d) or 7(f), Employee’s rights under any Equity Award shall be determined by the terms of such Equity Award.
(d) Except as noted in this Section 8 or pursuant to rights under Equity Grants, Employee shall have no further rights to any compensation or any other benefits under this Agreement if the employment of Employee is terminated during the Term pursuant to Sections 7(d) or 7(f).
(e) Employer’s obligation under Sections 8(a)(ii) or 8(b)(ii) is subject to the following:
(i) Employee and his eligible dependents’ continued participation is possible under the general terms and provisions of such employee benefit plans (and under the terms of any applicable funding media); and
(ii) Employee continues to pay an amount equal to his regular contribution under such plans for such participation.
Employee and his eligible dependents’ continued participation in such plans shall also be subject to the following additional conditions:
(A) In the event that Employee’s participation in any employee benefit plan is barred, Employer shall, at its sole cost and expense, arrange to have issued for the benefit of Employee and his eligible dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which Employee otherwise would have been entitled to receive under such employee benefit plan pursuant to Section 8(a)(ii) or 8(b)(ii) for the applicable benefit continuation period.
(B) In lieu of the benefits provided above, if, in the reasonable opinion of Employer, such insurance is not available at a reasonable cost to Employer, Employer shall directly provide Employee and his eligible dependents with equivalent benefits (on an after-tax basis).
(C) In either of the circumstances described in (A) or (B), Employee shall not be required to pay any premiums or other charges in an amount greater than that which he would have paid in order participate in such employee benefit plan had his termination not occurred.
(D) If at the end of the applicable benefit continuation period Employee has not reached age sixty-five and he has not previously received or is not then receiving equivalent benefits from a new employer, Employer shall arrange to enable Employee to convert his and his eligible dependents’ coverage under Employer’s employee benefit plans to individual policies or programs upon the same terms as employees of Employer may apply for such conversions. Employer shall bear the cost of making such conversions available to Employee; Employee shall bear the cost of coverage under such converted policies or programs.
(E) For the purposes of Sections 8(a)(ii) or 8(b)(ii) and this Section 8(e), a dependent will be deemed “eligible” if, at the time in question, Employee would, if an employee of Employer, be entitled to cover such dependent under the plan in question.
(f) Notwithstanding anything herein to the contrary, any benefits and payments provided under this Agreement that are payable or provided to Employee in connection with a termination of employment that constitute deferred compensation within the meaning of Code Section 409A shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), unless Employer reasonably determines that such amounts may be provided to Employee without causing Employee to incur additional tax obligations under Code Section 409A. For the avoidance of doubt, it is intended that payments under Section 8 and/or Section 10(c) comply with or satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A. However, if Employer determines that these payments constitute deferred compensation and Employee is, on the termination of his service, a “specified employee” of Employer, as such term is defined in Code Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation from Service) or (ii) the date of Employee’s death that occurs after Employee’s Separation from Service. This Section 8 shall be administered, construed and interpreted in a manner consistent with the requirements of Code Section 409A. In no event shall Employer have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.
(g) Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation provided to Employee in any subsequent employment.
(h) Notwithstanding anything in this Agreement to the contrary, If Employee becomes entitled to any payments and/or benefits that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and as a result becomes subject to the excise tax under Section 4999 of the Code, Employee’s entitlement to any such payment or benefit shall be limited (reduced) to the extent necessary so that no such payment to be made to Employee will be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such limitation, Employee’s Net After Tax Benefit shall exceed his Net After Tax Benefit if such reduction were not made. “Net After Tax Benefit” means (x) the sum of all payments and benefits that Employee is entitled to receive under this Agreement or under any other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (y) the amount of federal income tax payable with respect to the payments and benefits described in clause (x) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid or provided to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (z) the amount of excise tax imposed with respect to the payments and benefits described in clause (y) above by Section 4999 of the Code.
9. Confidential and Proprietary Information. In consideration of payment to Employee of the compensation specified in Sections 5 and 6, Employee hereby covenants and agrees as follows:
(a) During the Term and thereafter Employee shall treat either as trade secrets or confidential and proprietary information of the Tiffany Affiliated Group any data or information acquired during the course of or as a result of his employment by Employer, which is not available to Employee except by reason of his employment, including, but not limited to, contemplated new products and services, marketing and advertising campaigns, sales projections, creative campaigns and themes, financial information, budgets and projections, system designs, employees, management procedures and systems, employee training materials, equipment, production plans and techniques, product and materials specifications, product designs and proposals and design techniques, client information (including purchase history and client identifying information), vendor information (including the identity of vendors, suppliers, designers, and other contractors and information concerning the capacity of or products or designs or pricing provided by said parties), distribution information, and any other data or information designated by Employer, Parent, or their affiliates s confidential or proper; notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes generally publicly available other than as a result of a disclosure by Employee or that becomes available to Employee on a non-confidential basis from a Person that to Employee’s knowledge, after due inquiry, is not bound by a duty of confidentiality.
(b) During the Term and thereafter, Employee agrees to refrain, except as properly required in the business of Employer, or as authorized in writing by Employer or as required by law (including if required by court order, subpoena or other government process), (i) from using for Employee’s own benefit any matters to be treated as trade secrets or as confidential or proprietary information under Section 9(a) above; (ii) from using any such matters for the benefit of any other person, firm or corporation; (iii) from disclosing any such matters to any other person, firm or corporation; and (iv) from authorizing or permitting such disclosure;
(c) During the Term and thereafter, all designs and all improvements, discoveries, processes, innovations, and inventions or products conceived, designed, devised, made, developed or perfected by Employee during the term of this Agreement shall be fully and promptly disclosed to Employer and the same shall be the sole and absolute property of Employer. Upon request of Employer, Employee will execute all documents reasonably deemed appropriate by Employer to secure the foregoing rights and for obtaining the grant of trademarks, patents, copyrights or registered design rights, both domestic and foreign, with respect to such designs, improvements, discoveries, processes, innovations and inventions and for vesting title to such trademarks, patents or copyrights in Employer; provided, however, that Employee shall not be required to incur any costs or legal expenses in conjunction with the compliance of any such request;
(d) Employee agrees to surrender to Employer at any time during the Term and thereafter upon request and in any event upon the termination or expiration of the term of this Agreement, except as Employer may otherwise consent in writing, all designs, written documents, sketches, records or information whether copyrighted or patented or not, and any copies or imitations thereof, whether made by Employee or not, which embody, contain or describe in any way those matters to be treated as trade secrets or as confidential or proprietary information under this Section 9 created while Employee is employed by Employer. Employer shall not unreasonably withhold authorization for Employee to retain any matters covered by this Section 9, the continued possession of which by Employee will not, in Employer’s sole but reasonable opinion, be detrimental to the best interest of Employer.
(e) No provision of Section 9 is intended to limit Employee’s right to use or disclose information which is in the public domain or a matter of common knowledge, which he knew before the Commencement Date, or which is generally known in the industry, or acquired by Employee from a third party not prohibited from making such disclosure; nor is it intended to limit Employee’s obligation to comply with lawful subpoenas or other lawful process.
10. Restrictive Covenants.
(a) Employee agrees that, immediately following the end of his employment with Employer, for the periods described below, he will not directly or indirectly (whether as director, officer, consultant, principal, owner, member, partner, advisor, financier, employee or agent or in any other capacity):
(i) for a period of six months (the “Non-Compete Period”), engage in, assist, have any interest in or contribute Employee’s knowledge and abilities to, any business or entity in the Retail Jewelry Trade or in the Wholesale Jewelry Trade or seeking to enter or about to become engaged in the Retail Jewelry Trade or the Wholesale Jewelry Trade (provided that this subsection shall not prohibit an investment by Employee not exceeding five percent of the outstanding securities of a publicly traded company);
(ii) for a period of eighteen months, employ, attempt to employ, or assist anyone in employing a Covered Employee (including by influencing any Covered Employee to terminate his/her employment with Employer or to accept employment with any Person);
(iii) for a period of eighteen months, with respect to any vendor, supplier, contractor, or designer of any Tiffany Affiliate with whom Employee, or employees reporting to Employee, has had personal contact or dealings on behalf of any Tiffany Affiliate, employ, solicit, attempt to employ or solicit, or encourage the termination of such party’s relationship with Employer or its affiliates;

(iv) for a period of one year, attempt in any manner to solicit jewelry purchases by any client of any Tiffany Affiliate or persuade any client of any Tiffany Affiliate to cease doing business or reduce the amount of business that such client has customarily done with any Tiffany Affiliate.
Employer acknowledges and agrees that the foregoing restrictions shall not be violated by Employee through general advertising or by serving as a reference upon request. In addition, the provisions of Section 10(a) (i) above shall not apply if Employee’s employment is terminated (x) by Employer for reasons other than Cause, (y) by Employee with Good Reason or (z) if, having reached age 65, Employee voluntarily resigns.
(b)
(i)	The Non-Compete Period may be early terminated by Employer in its sole discretion by delivery of a written notice to Employee (“Non-Compete Early Termination”).

(ii)	Should Employee wish to obtain a determination that any proposed employment, disclosure, arrangement or association (each a “Proposed Transaction”) is not prohibited under Section 10(a) above, Employee shall direct a written request to the Parent Board. Such request shall fully describe the Proposed Transaction. Within 30 days after receipt of such request, the Parent Board may (i) issue such a determination in writing, (ii) issue its refusal of such request in writing, or (iii) issue a written request for more written information concerning the Proposed Transaction. In the event that alternative (iii) is elected (which election may be made on behalf of the Parent Board by the Legal Department of Employer without action by the Board), any action on Employee’s request will be deferred for ten (10) days following receipt by said Legal Department of the written information requested. Failure of the Parent Board to act within any of the time periods specified in this Section 4 shall be deemed a determination that the Proposed Transaction is not prohibited under Section 10(a) above. A determination made or deemed made under this Section 10(b) shall be limited in effect to the Proposed Transaction described in the submitted materials and shall not be binding or constitute a waiver with respect to any other Proposed Transaction, whether proposed by Employee or any other Person. In the event that Employee wishes to seek a determination that employment with a management consulting firm, an accounting firm, a law firm or some other provider of consulting services to a wide variety clients will not be prohibited hereunder should such firm, at some unspecified time, provide services to a firm in the Retail Jewelry Trade or the Wholesale Jewelry Trade, Employee may seek a determination hereunder; in submitting such a Proposed Transaction, the Employee should specify the extent that

Employee will be involved in or can be excluded from involvement in the provision of such services. In a making any determination under this Section 10(b), the Parent Board shall not be deemed to be acting as a fiduciary with respect to Employee or any beneficiary of Employee and shall be under no obligation to issue a determination that any Proposed Transaction is not prohibited under Section 10(a) above.
(c) In addition to the other amounts specified in this Agreement, Employer shall pay to Employee a lump sum of $200,000 (provided that the aforesaid amount shall be increased on January 31, 2012 and each anniversary of that date thereafter (but not decreased once increased) by an amount necessary to adjust for any increase in COLA during the immediate prior year) less withholding and deductions (as so adjusted the “Non-Compete Payment”), on the 10th day following the expiration of the Non-Compete Period as additional consideration for the restrictive covenants of Employee set forth in Section 10(a)(i), provided, however, that Employer shall not be required to make the Non-Compete Payment (but may in its sole discretion elect to do so) if: (i) this Agreement was terminated pursuant to Sections 7(a) or 7(c), (ii), if the covenants set forth in Section 10(a)(i) are waived by Employer, or (iii) Employee has materially breached any of the covenants set forth in Section 9 or 10(a). Notwithstanding anything to the contrary set forth in this Agreement, the covenants set forth in Section 10(a)(i) shall be valid and binding on Employee notwithstanding Employee’s refusal to accept the Non-Compete Payment. In the event of a Non-Compete Early Termination, the Non-Compete Payment shall be proportionally reduced to reflect the portion of the Non-Compete Period foregone by Employer.
(d) No act or failure to act shall be a waiver of any right conveyed under Section 9 or this Section 10, except an express waiver in writing and Employer may condition a waiver under Section 10(a)(i) above with respect to any single prohibited engagement upon Employee’s written acknowledgement that (i) Section 10(a)(i) shall continue to apply to subsequent prohibited engagements, (ii) any payments under Section 10(c) above shall be offset by payments received pursuant to a prohibited engagement to which such a waiver applies or (iii) both of (i) and (ii) apply. The rights reserved to Employer under Section 9 and this Section 10 are necessarily of a special and unique character, which gives them an unusual and extraordinary value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by Employee of any of the provisions in Section 9 or this Section 10 will cause Employer irreparable injury. Therefore, in addition to any other available remedies, Employer shall be entitled to an injunction to restrain any violation of Section 9 or this Section 10 by Employee, his agents, servants or employees and all persons, firms, or corporations acting for or with her. The obligations of Employee under the covenants contained in Section 9 or this Section 10 shall not cease upon termination of the term of this Agreement, except where otherwise limited in time above.
(e) The covenants contained in Section 9 and this Section 10 on the part of Employee shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

(f) Employee specifically and expressly represents and warrants that: (i) he has reviewed and agreed to the covenants contained in Section 9 and this Section 10 and their contemplated operation after receiving the advice of counsel of his choosing; (ii) he believes, after receiving such advice, that the restrictive covenants and their contemplated operation are fair and reasonable; and (iii) he will not seek or attempt to seek to have the restrictive covenants declared invalid unless Employer commits a material breach of this Agreement, and, after receiving the advice of counsel, expressly waives any right to do so. Employee recognizes and agrees that the restrictions on his activities contained in Section 9 and this Section 10 are required for the reasonable protection of Employer and its investments and that the restriction on his activities set forth in Section 9 or this Section 10 will not deprive Employee of the ability to earn a livelihood.
(g) It is the intention of both parties to make the covenants of Section 9 and this Section 10 binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of Section 9 and this Section 10 is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute lawful restrictions in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves.
(h) During the Non-Compete Period, Employee shall inform any prospective or future employer of the restrictions contained in Section 10(a)(i) of this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment. During the eighteen (18) month period following the Term, Employee shall inform any prospective or future employer of any restrictions contained in Section 10(a)(ii)-(iv) of this Agreement that have not yet expired and provide such employer with a copy of such restrictions (but no other terms of this Agreements), prior to the commencement of that employment.
(i) Notwithstanding any provision in this Section 10, in the event that Employer commits a material breach of this Agreement, the restrictive covenants set forth in Section 10 shall not be enforceable. The Non-Compete Period will be deemed to expire as of the date of such material breach and Employee will, accordingly, be entitled to receive the payment provided in accordance with Section 10(c).
11. Expenses. Employer shall pay or reimburse Employee for all reasonable and necessary expenses incurred or paid by Employee in connection with the performance of his services under this Agreement in accordance with the policies of Employer applicable to Executive Vice Presidents, as such are established and amended from time to time, concerning expense reimbursement and accounting therefor.
12. Vacation. Employee shall be entitled to annual vacation equivalent to that granted by Employer to its employees having the title “Executive-President” which equates to twenty-five (25) days’ paid vacation days each year, plus Employer holidays, floating holidays, and personal days. Vacation time shall be accrued in accordance with Employer’s standard policies, as such are established from time to time.

13. Indemnification Agreement. Promptly following the Commencement Date Parent will enter into an Indemnification Agreement in the form attached as Exhibit 13 with Employee. Employer will cover Employee under its directors and officers liability insurance policy both during the Term and, while potential liability exists, after Employee’s termination of employment. The provisions of this Section 13 shall survive the termination of Employee’s employment with Employer.
14. Severability; Survival.
(a) In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
(b) Any provision of this Agreement which may for any reason be invalid or unenforceable in any jurisdiction shall remain in effect and be enforceable in any jurisdiction in which such provision shall be valid and enforceable.
(c) The provisions of Sections 5, 6, 7, 8, 9, 10, 13, 15 and 16 of this Agreement, and any other provision of this Agreement which is intended to apply, operate or have effect after the expiration or termination of the Term, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the Term.
15. Code Section 409A of the Code. In addition to the provisions regarding Code Section 409A set forth in Section 8(f) above, the following shall apply:
(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.
(b) If Employee notifies Employer that Employee believes that any provision of this Agreement (or of any award of compensation or benefit, including equity compensation or benefits provided herein or at any time during his employment with Employer) would cause Employee to incur any additional tax or interest under Code Section 409A or Employer independently makes such determination, Employer shall, after consulting with Employee, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof (or award of compensation or benefit) is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and Employer without violating the provisions of Code Section 409A.

(c) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(d) To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Employee for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.
(e) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Employer.
16. General Provisions.
(a) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be effective when given (i) by personal delivery or reliable overnight courier service to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (ii) by email or facsimile transmission to the appropriate email address or facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by personal delivery or reliable overnight courier service the next business day:
If to Employee, to:
Mr. Frederic Cumenal
105 Rue De Longchamp
Neuilly Sur Seine, 92200
France
With a copy to:
James E. Gregory, Esq.
Proskauer
1585 Broadway
New York, NY 10036-8299

Facsimile: 212-969-2900
Email: jgregory@proskauer.com
If to Employer or Parent, to:
Tiffany and Company
600 Madison Avenue
New York, NY 10022
Attention: Legal Department
Facsimile: 212-230-5323
Email: patrick.dorsey@tiffany.com
(b) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and by an officer of Employer authorized by the Parent Board. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by or on behalf of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
(c) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party hereto without the written consent of the other party and any attempt to assign without such consent will be void.
(d) Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(e) Entire Agreement. This Agreement, the Definitional Appendix and the Exhibits and each of the documents referenced herein sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.
(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to choice of law principles applied by the courts of the State of New York.
(g) Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever.

(h) Arbitration. In the event of any dispute concerning the validity, interpretation, breach or enforcement of this Agreement, the parties agree to mediate any such dispute. In the event of any such dispute, the parties, within thirty (30) days of a written request for mediation, shall attend a mediation to be conducted in New York, New York in order to make a good faith reasonable effort to resolve such dispute. The parties shall attempt, in good faith, to agree to a mediator. If the parties are unable to agree to a mediator, the parties shall submit the matter to JAMS or another alternative dispute resolution provider located in New York, New York to appoint a mediator and conduct the mediation. If this good faith mediation effort fails to resolve the dispute arising under this Agreement, then, the dispute shall be resolved by arbitration within City of New York, State of New York, in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment upon any arbitration award may be entered by any state or federal court having jurisdiction thereof. There shall be a sole arbitrator who shall be an attorney experienced in the practice of employment law. The Arbitrator’s decision in any such arbitration shall be final and binding on the parties. The Arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were determined as to liability and any remedy by a court. The Arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Employer will pay the forum fees and the costs of the arbitrator, and, except as provided in Section 16(i) below, each party shall bear its own respective aggregate costs and expenses of such arbitration, including without limitation, all legal fees and disbursements, travel expenses and other out of pocket expenses. Notwithstanding any other provision of this Agreement or this clause, each party shall have the right, at any time either before or after the commencement of an arbitration proceeding hereunder and prior to entry of judgment on any award rendered hereunder, to apply to any court of competent jurisdiction for preliminary relief, including a preliminary injunction to enforce the provisions of Sections 9 and/or 10 above.
(i) Legal Fees and Expenses Necessary to Enforce Agreement. Upon and following a Change in Control, Employer shall pay or reimburse Employee for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Employee as a result of any claim, action or proceeding (y) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or which Employee reasonably claims to have or to be owed to him by Employer or (z) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision hereof.
(j) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.
17. Parent’s Responsibility. Although Parent is not Employee’s employer under this Agreement, as a material inducement to Employee to execute and perform his obligations pursuant to this Agreement, Parent hereby guarantees the full performance and payment of all obligations hereunder of Employer to Employee. The officer signing this Agreement on behalf of Parent represents and warrants to Employee that he has been duly authorized by all requisite corporate action or approvals of Parent to execute and deliver this Agreement on behalf of Parent and that this Agreement constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, subject only to bankruptcy or other insolvency laws relating to creditors’ rights generally.
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first set forth above.

EMPLOYEE:

/s/ Frederic Cumenal

EMPLOYER:

TIFFANY AND COMPANY

By:	/s/ Name: Michael J. Kowalski
Title: Chief Executive Officer

PARENT:

TIFFANY & CO.

By:
Name: Michael J. Kowalski
Title: Chief Executive Officer
List of Schedules and Exhibits

Schedule I —	Definitional Appendix

Schedule 1(c) —	Covenants with Prior Employer

Exhibit 5(d)(i) —	Time Based RSU Terms — Filed as Exhibit 10.161 to Tiffany & Co. Form 8-K dated March 21, 2011

Exhibit 5(d)(ii) —	Sign-On Option Terms

Exhibit 5(d)(vi) —	Share Ownership Policy for Executive Officers and Directors — Filed as Exhibit 10.152 to Tiffany & Co. Form 8-K dated March 22, 2007 and incorporated by reference to Tiffany & Co. Annual Report on Form 10-K dated March 30, 2010

Exhibit 13 —	Indemnification Agreement — Filed as Exhibit 10.49a to Tiffany & Co. Form 8-K dated May 23, 2005 and incorporated by reference to Tiffany & Co. Annual Report on Form 10-K dated March 30, 2010

Schedule I
DEFINITIONAL APPENDIX
“Business Conduct Policy — Worldwide” means Parent’s (i) Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Parent and (ii) Business Conduct Policy — Worldwide, as either (i) or (ii) may be amended from time to time.
“Change in Control.” A Change in Control shall be deemed to have occurred if:
(i) any Person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, excluding Parent or any Affiliate, a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportion as their ownership of Parent, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Parent representing Thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;
(ii) if the Incumbent Directors cease to constitute a majority of the Parent Board; provided, however, that no person shall be deemed an Incumbent Director if he or she was appointed or elected to the Parent Board after having been designated to serve on the Parent Board by a Person who has entered into an agreement with Parent to effect a transaction described in clauses (i) through (iv) of this definition;
(iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to such transaction do not, immediately after such transaction, own more than Fifty percent (50%) of the combined voting power of the Parent or other corporation resulting from such transaction, as the case may be;
(iv) all or substantially all of the assets of Parent or Employer are sold, liquidated or distributed, except to an Affiliate.
“COLA” means the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) selected areas (NY-NJ-CT), all items index published by the Bureau of Labor Statistics of the United States Department of Labor.
“Covered Employee” means (i) any person who is an employee of any Tiffany Affiliate or (ii) was, at any date during the Term, an employee of any Tiffany Affiliate unless the employment of such person with such Tiffany Affiliate has been terminated for at least six (6) months.

“Defined Benefit Pension Plan” means any of the following: the Tiffany and Company Pension Plan, the Tiffany and Company Un-funded Retirement Plan to Recognize Compensation in Excess of Internal Revenue Code Limits and the Tiffany and Company Supplemental Retirement Income Plan.
“Employee Incentive Plan” means the Parent’s 2005 Employee Incentive Plan, as amended from time to time and as approved by Parent’s stockholders.
“Employee’s Termination Date” means the date Employee ceases to be an employee of Employer or any Tiffany Affiliate.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Fiscal Year” means a 12-month period ending on January 31; as used in this Agreement, Fiscal Years are identified by reference to the calendar year ended in the December immediately prior to the close of the Fiscal Year; thus Fiscal Year 2011 refers to the Fiscal Year ending January 31, 2012.
“Grant Date Market Price” means a per share value of the Common Stock determined by the Corporate Secretary of Parent as the higher of (i) the simple arithmetic mean of the high and low sale price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date.
“Incumbent Directors” shall mean those individuals who were members of Parent Board as of the date of this Agreement and those individuals whose later appointment to Parent Board, or whose later nomination for election to Parent Board by the stockholders of Parent, was approved by a vote of at least a majority of those members of Parent Board who either were members of such Parent Board as of the date of this Agreement, or whose election or nomination for election was previously so approved.
“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) and watches
“Performance Goals” means financial goals established for each Fiscal Year by the Compensation Committee by reference to Performance Measures. Performance Goals and maximum awards are established by the Compensation Committee within 90 days after the start of a Fiscal Year.
“Performance Measures” mean those Performance Measures permitted under the Employee Incentive Plan. Performance Measures may be based on Parent’s consolidated financial results as publically reported for the Fiscal Year in question, or on net sales for any channel of distribution for the Fiscal Year in question.
“Proceeds of Equity Award” means, in U.S. dollars, (i) with respect to an Equity Award of restricted stock or stock units, the value the shares on the date the Equity Award vests, and, (ii) with respect to an Equity Award that is an option to purchase or a stock appreciation right, the spread between the strike price and the market value for the underlying shares on the exercise date, in each of cases (i) and (ii) measured by the simple average of the high and low selling prices on the principal market on which the shares are traded as of vesting or exercise date, as the case may be, if such vesting or exercise date is a trading date; if such vesting or exercise date is not a trading date, then as of trading date next following the vesting or exercise date.
“Retail Jewelry Trade” means the operation of one or more retail outlets (including stores-within-stores, leased departments or concessions) selling Jewelry in any city in the world in which a TIFFANY & CO. store is located at the date on which Employee’s employment terminates; for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewelry Trade if less than 5% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade.
“Tiffany Affiliated Group” means those business entities, including Employer, who are controlled by Parent, directly or indirectly, and the term “Tiffany Affiliate” refers to a member of the Tiffany Affiliated Group.
“Wholesale Jewelry Trade” means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.

Schedule 1(c)
Covenants with Prior Employer
•	A one-year non-compete covenant following termination of employment that restricts Employee from working in the wine and spirits industry.

•	A two-year non-solicitation/no-hire covenant following termination of employment that restricts Employee from recruiting or contributing to the recruitment of personnel employed by Moet Hennessy.

•	Customary confidentiality and non-disclosure covenants that are perpetual in duration.

TRANSFERABLE OPTION
Terms
FC Version
Exhibit 5(d)(ii)
TIFFANY & CO.
a Delaware Corporation
(the “Parent”)
TERMS OF STOCK OPTION AWARD
(Transferable Non-Qualified Option)
under the
2005 EMPLOYEE INCENTIVE PLAN
(the “Plan”)
Terms Adopted September 2009
1. Introduction and Terms of Option. Participant has been granted a Non-Qualified Stock Option Award (the “Option”) to purchase shares of the Parent’s Common Stock under the Plan by the Stock Option Subcommittee of the Parent Board (the “Committee”). The name of the “Participant”, the “Grant Date”, the number of “Covered Shares” and the “Exercise Price” per Share are stated in the attached “Notice of Grant”. The other terms and conditions of the Option are stated in this document and in the Plan.
2. Award and Exercise Price; Option Not An Incentive Stock Option. Subject to the terms and conditions stated in this document, the Option gives Participant the right to purchase the Covered Shares from the Parent at the Exercise Price. The Option is not intended to constitute an “incentive stock option” as that term is used in the Code.
3. Earliest Dates for Exercise — Cumulative Installments. Unless otherwise provided in paragraphs 4, 5 or 6 below, the Option shall become exercisable (“mature”) in cumulative installments according to the following schedule:

As of the following
anniversary of the Grant	The Option shall mature with the respect to the following
Date:	percentage (“installment”) of the Covered Shares:
One-year anniversary	25%
Two-year anniversary	25%
Three-year anniversary	25%
Four-year anniversary	25%
Once an installment of the Option matures, as provided in the above schedule, it shall continue to be exercisable with all prior installments on a cumulative basis until the Option expires.
4. Effect of Termination of Employment. An installment of the Option shall not mature if the Participant’s Date of Termination occurs before the anniversary of the Grant Date on which such installment was scheduled to mature, unless the Participant’s Date of Termination occurs by reason of death or Disability, in which case all installments of the Option which have not previously matured shall mature on said Date of Termination. Installments of the Option which mature on or prior to Participant’s Date of Termination will remain exercisable, subject to expiration as provided in paragraph 6 below.

Tiffany & Co. 2005 Employee Incentive Plan
Transferable Option: Terms of Stock Option Award — Rev. VI

5. Effect of Change in Control. All installments of the Option that have not previously matured or expired shall mature upon (i) the Change of Control Date for a Terminating Transaction, failing maturity as provided in (i) above, (ii) upon Participant’s Involuntary Termination following a Change of Control Date.
6. Expiration. The Option, including matured installments thereof, shall not be exercisable in part or in whole and will be deemed to have “expired” on or after the Expiration Date. The “Expiration Date” shall be the earliest to occur of:
a.	the ten-year anniversary of the Grant Date;

b.	if the Participant’s Date of Termination occurs by reason of death, Disability or Retirement, the two-year anniversary of such Date of Termination;

c.	if the Participant’s Date of Termination occurs for reasons other than death, Disability, Retirement or Termination for Cause, the three month anniversary of such Date of Termination;

d.	if the Participant’s Date of Termination occurs by reason of Termination for Cause, the Date of Termination.
7. Methods of Option Exercise. The Option may be exercised in whole or in part as to any Shares that have matured by filing prior to the Expiration Date a written notice of exercise with the Secretary of the Parent at its corporate headquarters. Such notice shall specify the number of Shares which the Participant elects to purchase and shall be accompanied by either of the following:
a.	a bank-certified check payable to the Parent (or other type of check or draft payable to the Parent and acceptable to the Secretary) in the amount of the Exercise Price for the Shares being exercised plus any tax withholding resulting from such exercise as computed by Employer; or

b.	a copy of directions to, or a written acknowledgment from, an Approved Broker that the Approved Broker has been directed to sell, for the account of the owner of the Option, Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option, together with an undertaking by the Approved Broker to remit to the Parent a sufficient portion of the sale proceeds to pay the Exercise Price for the Shares exercised plus any tax withholding resulting from such exercise as computed by Employer.
In the case of exercise via method (a), the exercise shall be deemed complete on the Parent’s receipt of such notice and said check or draft. In the case of exercise via method (b), the exercise shall be deemed complete on the trade date of the sale. The Committee may approve other methods of exercise, as provided for in the Plan, before the Option is exercised.
8. Withholding. All distributions on the exercise of the Option are subject to withholding of all applicable taxes. The method for withholding shall be as provided in paragraph 7 above, unless the Committee approves other methods of withholding, as provided for in the Plan, before the Option is exercised.
9. Transferability. The Option is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a “domestic relations order”, as defined in the Code or Title I of the Employee

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Transferable Option: Terms of Stock Option Award — Rev. VI	Page 2

Retirement Income Security Act or the rules thereunder, and shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Option may be transferred by the Participant to (i) the spouse, children or grandchildren of the Participant (each an “Immediate Family Member”), (ii) a trust or trusts for the exclusive benefit of any or all Immediate Family Members, or (iii) a partnership in which any or all Immediate Family Members are the only partners, provided that (x) there may be no consideration paid or otherwise given for any such transfer, and (y) subsequent transfer of the Option is prohibited otherwise than by will, the laws of descent and distribution or pursuant to a domestic relations order. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of paragraph 4 above shall continue to be applied with respect to the original Participant following transfer and the Option shall be exercisable by the transferee only to the extent, and for the periods specified, herein. Upon any attempt to transfer the Option otherwise than as permitted herein or to assign, pledge, hypothecate or otherwise dispose of the Option otherwise than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Option, the Option shall immediately terminate and become null and void.
10. Definitions. For the purposes of the Option, certain words and phrases are defined in the Definitional Appendix attached. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan shall have the same meaning in this document.
11. Heirs and Successors. The terms of the Option shall be binding upon, and inure to the benefit of, the Parent and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Parent’s assets and business. Participant may designate a beneficiary of his/her rights under the Option by filing written notice with the Secretary of the Parent. In the event of the Participant’s death prior to the full exercise of the Option, the Option may be exercised by such Beneficiary to the extent that it was exercisable on the Participant’s Termination Date and up until its Expiration Date. If the Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant or before full exercise of the Option, the Option may be exercised by Participant’s estate to the extent that it was exercisable on the Participant’s Termination Date and up until its Expiration Date.
12. Administration. The authority to manage and control the operation and administration of the Option shall be vested in the Committee, and the Committee shall have all powers with respect to the Option as it has with respect to the Plan. Any interpretation of the Option by the Committee or any decision made by it with respect to the Option shall be final and binding.
13. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of the Option shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Parent.

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Transferable Option: Terms of Stock Option Award — Rev. VI	Page 3

Appendix I — Definitions
“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.
“Approved Broker” means one or more securities brokerage firms designated by the Secretary of the Parent from time to time.
“Cause” shall mean a termination of Participant’s employment which is the result of Cause as defined in Section 7(c) of the Employment Agreement.
“Change in Control.” A Change in Control shall be deemed to have occurred if:
(i)	any Person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, excluding Parent or any of its Affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportion as their ownership of Parent, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Parent representing Thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)	if the Incumbent Directors cease to constitute a majority of the Parent Board; provided, however, that no person shall be deemed an Incumbent Director if he or she was appointed or elected to the Parent Board after having been designated to serve on the Parent Board by a Person who has entered into an agreement with Parent to effect a transaction described in clauses (i) through (iv) of this definition;

(iii)	there occurs a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to such transaction do not, immediately after such transaction, own more than Fifty percent (50%) of the combined voting power of the Parent or other corporation resulting from such transaction, as the case may be;

(iv)	all or substantially all of the assets of Parent or Employer are sold, liquidated or distributed, except to an Affiliate of Parent.
“Change in Control Date” shall mean the date on which a Change of Control occurs except that a Change of Control which constitutes a Terminating Transaction will be deemed to have occurred as of fourteen days prior to the date scheduled for the Terminating Transaction.

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Transferable Option: Terms of Stock Option Award — Rev. VI	Page 4

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.
“Common Stock” shall mean the common stock of Parent.
“Date of Termination” shall mean, with respect to any Participant, the first day occurring on or after the Grant Date on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the employment of Participant between Employers; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Employer approved by Employer or required by applicable law. If, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by Employer without Cause.
“Disability” shall mean termination of Participant’s employment by Parent Board as provided for under Section 7 (a) of the Employment Agreement.
“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.
“Employment Agreement” shall mean that certain Senior Executive Employment Agreement made as of • by and between (FC), Tiffany and Company and Parent.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.
“Good Reason” means Participant’s resignation from employment with Employer for “Good Reason” as that term is defined in Section 7 (f) of the Employment Agreement.
“Incumbent Directors” shall mean those individuals who were members of the Parent Board as of January 15, 2009 and those individuals whose later appointment to such Board, or whose later nomination for election to such Board by the stockholders of Parent, was approved by a vote of at least a majority of those members of such Board who either were members of such Board as of January 15, 2009, or whose election or nomination for election was previously so approved.
“Involuntary Termination” means (i) Participant’s termination of employment by Employer without Cause or (ii) Participant’s resignation of employment with the Employer within one (1) year of the Change of Control Date for Good Reason.
“Notice of Termination” shall mean a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated.

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Transferable Option: Terms of Stock Option Award — Rev. VI	Page 5

“Parent” shall mean Tiffany & Co., a Delaware corporation, and any successor to its business and/or assets by operation of law or otherwise.
“Parent Board” shall mean the Board of Directors of Parent.
“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.
“Retirement” shall mean the occurrence of the Participant’s Date of Termination after age 65 or the occurrence of the Participant’s Date of Termination after age 55 pursuant to the retirement practices of Employer.
“Terminating Transaction” shall mean any one of the following:
(i)	the dissolution or liquidation of the Parent;

(ii)	a reorganization, merger or consolidation of the Parent with one or more Persons as a result of which the Parent goes out of existence or becomes a subsidiary of another Person; or

(iii)	upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Parent by another Person;
provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Option or the substitution for the Option of a new option covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares and prices.

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